EXHIBIT 10.2

DATA & PROPRIETARY LICENSE AGREEMENT

by and between

USEDPRICE.COM, L.L.C.,
An Arizona Limited Liability Company

YOUCHANGE, INC.,
An Arizona Corporation

and

YOUCHANGE HOLDINGS CORP,
A Nevada Corporation

DATA & PROPRIETARY LICENSE AGREEMENT

This DATA & PROPRIETARY LICENSE AGREEMENT (this “Agreement”) is entered into and effective as of July 22, 2010 (the “Effective Date”) by and between UsedPrice.com, L.L.C. (“Licensor”), an Arizona limited liability company with its principal office at 14555 N. Scottsdale Rd., Ste. 330, Scottsdale, AZ 85254 and YouChange, Inc. (“Licensee”), an Arizona corporation with its principal office at 7154 E. Stetson Dr., Ste. 330, Scottsdale, AZ 85251, and YouChange Holdings Corp, formerly known as BlueStar Financial Group, Inc., a Nevada corporation (the “Company”) with its principal office located at 7154 E. Stetson Dr., Ste. 330, Scottsdale, AZ 85251.

WHEREAS, Licensor is the creator and owner of certain Data (as defined below) regarding used products and software relating thereto;

WHEREAS, Licensee, a wholly-own subsidiary of the Company, desires a non-exclusive, non-transferable, non-assignable, license to use the Data;

WHEREAS, the License (as defined herein) does not convey any rights to the Company, including the right to access or otherwise view the Data; and

WHEREAS, the Company is the parent company of Licensee and as such, shall receive a direct benefit from the License granted by Licensor to Licensee under this Agreement and therefore, the Company agrees to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION I – DEFINITIONS

1.1. “API” means Licensor’s application programming interface that permits Licensee to interact with Licensor’s database to access and view the Data.

1.2. “API Call” is a SearchItems Request (as defined below) that counts towards Licensee’s allotted usage.

1.3. “API Usage” means any request to the API, including each API Call.

1.4. “Blue Book Product Types” means the following seventeen (17) product types for which Data will be developed and/or maintained by Licensor pursuant to this Agreement: (i) digital cameras; (ii) camera lenses; (iii) mobile phones; (iv) laptops; (v) desktops; (vi) PDAs; (vii) LCD monitors; (viii) external drives; (ix)  Blu-ray and DVD players; (x) camcorders; (xi) large screen projectors; (xii) satellite radios; (xiii) GPS devices; (xiv) portable media players; (xv) audio systems; (xvi) compact home theater; and (xvii) gaming consoles.

1.5. “Business Day” means any day other than a Saturday, Sunday or holiday observed by the United States Government.

1.6. “Cached” means the temporary storage of specific information for local usage.

1.7.  “Confidential Information” means all business, proprietary and confidential information, including but not limited to the Data and Intellectual Property Rights (as defined below), furnished by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement.

1.8. “Customer” means an actual or prospective customer of Licensee’s website and/or business.

1.9.  “Data” means the proprietary data and appraisal information, including Used Retail Value (as defined below), related to the Blue Book Product Types in the possession or control of Licensor, in whatever form, including without limitation, all materials, components, products, technology, data, software, source code, instruction, documentation, skills, training, and know-how.

1.10. “Developer Key” means the unique user code to the API that allows Licensee to access and use the Data.

1.11. “Enterprise Management System” means the Licensee’s proprietary software application that provides functionality to:

(a)
End users, including but not limited to Customers, other consumers, and businesses, that wish to recycle their products, to identify their products by means of a drill down search based on the product type, the manufacturer, the model number and the attributes of the product that defines its description or is a factor in determining the Value for such product.

(b)	Allow an end user to modify product attributes to more accurately define their product.

(c)
Provide back office functionality to Licensee for product tracking, inventory control, purchasing, sales and accounting interfaces: (i) where the warehouse receiving function enables the receiver to correct any end user error in product identification and to generate a new Value; and (ii) where each product or a component/attribute within the product (e.g., a hard disk within a desktop computer),  can be tracked from its point of origin to its final disposition of either being recycled for scrap or being refurbished for re-commerce through the Licensee’s website or affiliate sites, such as eBay or Amazon.

(d)	Provide other functionality required to integrate the application modules described in this Section 1.11.

1.12. “Intellectual Property Rights” means with respect to either party all intangible legal rights, titles and interests evidenced or embodied in: (i) all inventions, patents, provisionals, patent applications (whether pending or not), and patent disclosures; (ii) all copyrights and designs; (iii) all trademarks, service marks, trade styles, and logos; (iv) trade secrets, know-how, and proprietary processes; (v) all derivative works of the above; and (vi) all other proprietary rights and any other intellectual property rights of any kind and nature however designated and however recognized in any country or jurisdiction worldwide.

1.13. “Material Breach” means a substantial failure to adequately fulfill an obligation of this Agreement.

1.14. “Sales Transaction” means a transaction whereby Licensee’s Customers use the System (as defined below) to exchange products and receive Value (as defined below).

1.15. “SearchItems Request” means a request made to the API to return product information, including but not limited to, items identified by the API as ItemModel, ItemDescription, ItemManufacturerId, ItemManufacturerName, ItemTypeId, ItemTypeName, ItemFirstYear, and UsedRetail.

1.16.  “System” means Licensee’s pricing system accessed by its Customer’s for the purpose of trading and/or exchanging products for Value.

1.17. “Used Retail Value” or “UsedRetail” means the derived used product value calculated by Licensor or any used retail value derived from the Data or by the Enterprise Management System.

1.18. “Value” means any form of consideration, including but not limited to cash, gift cards, coupons, or any combination thereof or any alternative means of value, received by Customers in exchange for their products.

SECTION 2 – LICENSE

2.1.
License Grant.  Subject to Licensee’s compliance with the terms and conditions of this Agreement, including the restrictions set forth herein, Licensor grants the following rights (the “License”) to Licensee:

(a)	A non-exclusive, non-transferable, non-assignable license to use the Data as part of the System; and

(b)	A non-exclusive, non-transferable, non-assignable license to implement the API in Licensee’s application in accordance with Section 3.

2.2. License Restrictions.  The License granted in Section 2.1 is hereby restricted as follows:

(a)
Licensee shall not use the Data except in conjunction with the System and for the limited purpose of generating price quotes through the API to determine a Value for Customer’s product and to display such Value to Customer on Licensee’s website and/or additional applications, so long as any additional applications are in compliance with the terms of this Agreement.  Excluding the website and the Enterprise Management System, the use of any additional applications by Licensee shall require written approval from Licensor.

(b)
Except as provided in Section 8, Licensee shall not display or otherwise allow access to any Used Retail Value, whether generated by the Data or derived from the Data or the Enterprise Management System or otherwise, to any third party, including Customers.

(c)	Licensee shall only access the Data for the Blue Book Product Type that is specifically related to the product contained in each Customer inquiry.

(d)
Except as specified herein relating to the Enterprise Management System, Licensee shall only present the Data in response to a specific Customer inquiry and is not permitted to present the Data in any other format, including but not limited to bulk or aggregate formats, without the prior written consent of Licensor.

(e)	Except as specified herein relating to the Enterprise Management System, Licensee will not retain or store any Data from the API for any reason without prior written consent of Licensor.

(f)
Except as specified herein relating to the Enterprise Management System, Data retrieved from the SearchItems Request is not allowed to be Cached for any length of time, but all other API Usage may be Cached for up to 24 hours.

(g)
For usage within the Enterprise Management System, the following Data, as identified by the API, specific to the particular item configuration returned from the SearchItems Request may be Cached only when such item is taken in by Licensee: ItemModel, ItemDescription, ItemManufacturerId, ItemManufacturerName, ItemTypeId, ItemTypeName, and ItemFirstYear.

(h)	The Used Retail Value shall not be Cached or otherwise retained by Licensee under any circumstances without prior written approval of Licensor.

2.3. License Restriction Material Breach Penalty.  Licensee acknowledges that any violation of the license restrictions set forth in Section 2.2 constitutes a Material Breach of this Agreement.  Licensee further acknowledges and agrees that any such Material Breach of Section 2.2 would be egregiously insidious, and that in the event of such Material Breach, Licensor shall be entitled to punitive damages, in addition to any other remedies, in an amount to be determined by an arbitrator pursuant to Section 10.2.

2.4. No Creative Use.  Licensee shall not use the rights conveyed by the License in any way that is inconsistent with the terms or intent of this Agreement.  Licensee is strictly prohibited from using the Data, including any Data that is Cached or otherwise retained by Licensee, to create software or profit in any way that is inconsistent with the terms and intent of this Agreement.  Licensee shall not manipulate any corporate form, including by merger, acquisition, partnerships or restructuring, that intends or has the effect of using the Data, including any Data that is Cached or otherwise retained by Licensee, for any purpose inconsistent with the term and intent of this Agreement.

2.5. Prohibited Uses.  Prohibited uses of the Data and/or the API, include but are not limited to:

(a)	Licensee shall not attempt to decompile, reverse-engineer, disassemble or otherwise reduce or attempt to reduce the Data to a human-perceivable form.

(b)
Licensee shall not discover, ascertain or otherwise replicate or attempt to discover, ascertain or otherwise replicate (i) the source code of the Data; (ii) the basis of the Data; or (iii) the appraisal process of Licensor.

(c)	Licensee shall not create derivative works based on the Data.

(d)
Licensee shall not sell, license, or otherwise distribute any software, including the Enterprise Management System or any other proprietary software, that includes a Used Retail Value or depreciation trending reports derived by Used Retail Values to any third party, including but not limited to refurbishment centers, recycling centers, asset recovery businesses or manufactures, without Licensor’s prior written consent, including the execution of a separate license agreement.

(e)	Licensee shall not use the Data or the API to harvest or otherwise collect information, including email addresses.

(f)	Licensee shall not submit any false or misleading information in Licensee’s application to access and use the Data.

(g)	Licensee shall not falsify or alter the Developer Key assigned to Licensee’s application, or otherwise obscure or alter the source of queries coming from Licensee’s application.

(h)	Licensee will not present the Data in a manner that misleads any Customer or alters the API so that it appears to be derived from a different source or company other than Licensor.

(i)
Licensee will not violate or attempt to violate the security of the Data or the API, including without limitation, accessing a server or account for which Licensee does not have authorization; attempting to test, scan, probe, or hack the vulnerability of the API or any network used by the API; attempting to circumvent any authentication measures; and overload, flooding, or pinging the API.

(j)
Licensee will not transmit or otherwise make available any material that contains software virus or any other computer code, files, or programs designed to: (i) interrupt, destroy, or limit the functionality of any equipment (including software and hardware); or (ii) spy on the activities of others.

(k)
Licensee will not use any robot (bot), grabber, scraper, crawler, spider, site search/retrieval application, or other device to retrieve or index any portion of the Data that is not pursuant to Section 2 and Section 3, or permit any third party to do the same.

2.6. Prohibited Use Material Breach Penalty.  Licensee acknowledges that any violation of the prohibited uses set forth in Section 2.4 and Section 2.5 constitutes a Material Breach of this Agreement.  Licensee further acknowledges and agrees that any such Material Breach of Section 2.4 or Section 2.5 would be egregiously insidious, and that in the event of such Material Breach, Licensor shall be entitled to punitive damages, in addition to any other remedies, in an amount to be determined by an arbitrator pursuant to Section 10.2.

2.7. No License to Company.  The License does not convey any rights to the Company, including the right to access or otherwise view the Data.

2.8. Notices, Marks and Names.  Certain trademark, copyright and attribution notices (“Trade Notices”) of Licensor will appear within or on the Data and although Licensee shall not ever display the Data without the prior written consent of Licensor, if Licensee makes a reference to the Data, in any manner, such reference must include all Trade Notices thereon unless with written permission from Licensor.  Further, Licensee shall not, nor shall it allow a third party to, remove or make or permit alterations to, such Trade Notices.  Licensee further acknowledges that Licensor may change any and all Trade Notices associated with the Data at any time and agrees to obtain accurate Trade Notice information from Licensor before making any references thereto pursuant to this Section 2.7.

2.9. Term.  Unless earlier terminated pursuant to Section 9, the initial term of this Agreement (the “Initial Term”) shall begin on the Effective Date, and shall end one (1) year following the Effective Date.  The Agreement shall automatically renew after the Initial Term and for each year thereafter for an additional one (1) year term (“Additional Term”), unless either party provides written notice to terminate the automatic renewal at least sixty (60) days prior to the commencement of each Additional Term or unless otherwise terminated pursuant to Section 9.

SECTION 3 – APPLICATION PROGRAMMING INTERFACE

3.1. API Documentation. Licensor has provided Licensee Licensor’s proprietary API documentation.  Implementation of the API into Licensee’s software application will provide access to query Licensor’s database containing the Data and retrieve information related to the Data.  Licensee may implement the API into Licensee’s software application, except as provided in Section 3.2.

3.2. Developer Key.  Licensor assigned Licensee a single, unique Developer Key.  All queries to the API made by Licensee’s application must include the Developer Key.  Licensee assumes liability for any and all uses of the Data accessed by the Developer Key.  Licensee shall keep the Developer Key confidential pursuant to Section 8. Licensee shall not, inter alia, embed the Developer Key in any Licensee software or store the Developer Key in any other manner that makes the Developer Key visible to any third party, including Customers.

3.3. Data from API.  Data retrieved from the API will include the following information for each product query: (i) the model number; (ii) product specifications; and (iii) the Used Retail Value.  Any pricing information retrieved from the API shall not be disclosed to any third party, including Customers, and shall be converted by Licensee to Value for each particular product.  The Data accessed from the API may be changed, updated, or deleted without notice for any reason at Licensor’s sole discretion.  All content supplied through the API is the sole property of Licensor and Licensee shall not copy, store, redistribute, alter, manipulate or otherwise modify the content supplied through the API in any manner inconsistent with the terms or intent of this Agreement.

3.4. Exclusive Access. The API is the sole means by which Licensee shall access the Data.  Licensee shall not access or attempt to access the Data by any other means. Any application Licensee develops utilizing the API shall be designed to access and use the Data consistent with the terms and intent of this Agreement.  Upon request, Licensee shall provide Licensor access to any application Licensee develops utilizing the API.

3.5. Restrictions. Licensee shall not export or transmit any Data from Licensor’s API to any applications, directly or indirectly, in any other country other than the United States.  Further, Licensee will not use the API in a manner that exceeds reasonable request volumes, as determined by Licensor; constitutes excessive or abusive use; or otherwise fails to comply with the terms or intent of this Agreement.

3.6. API Maintenance and Support.  Licensor will provide its best reasonable efforts to keep the API running efficiently and up-to-date with current technologies at all times without responsibility or warranty of any kind.  The parties further agree as follows:

(a)
Licensor will use its best efforts to resolve any issues relating to the performance of the API without any warranty of any kind.  Despite Licensor’s best efforts it may occur that errors cannot be rectified in providing support to Licensee.

(b)
Due to the complex nature of the hardware, software and networks of the API with specific configurations, Licensor cannot assume liability for the successful remedy of any error, technical issue or response to a problem with Licensee’s access to the API. Consequently, all services are provided on an “As Is” basis only with no warranty of any kind.

(c)	Licensor can modify or change the API as long as the modification or change has no impact on Licensee’s service.

(d)	If a modification or change is necessary that will affect Licensee’s access to the API, then Licensee will be notified accordingly pursuant to Section 12.14.

(e)	Licensee shall reasonably oversee the performance of the API and notify Licensor of any problems or maintenance issues that arise.

(f)	Licensee is fully responsible and liable for any changes to Licensee’s technology updates that may interfere with Licensor’s API.

SECTION 4 – PAYMENTS

4.1. License Fee.  Licensee shall pay Licensor an annual non-refundable license fee (“License Fee”) for the Initial Term in the amount of US$60,000.00.  For the first Additional Term following the Initial Term, the License Fee shall be US$60,000.00 plus five percent (5%) or US$63,000.00.  For each subsequent Additional Term, the License Fee shall increase by five percent (5%) and the License Fee for such Additional Term shall be the sum of (i) the License Fee paid for the preceding Additional Term and (ii) five percent (5%) of the License Fee paid for the preceding Additional Term.

4.2. Payment Schedule for Initial License Fee.  Licensee represents to Licensor that it is unable to pay the License Fee for the Initial Term (“Initial License Fee”) in full on the Effective Date and is in need of additional capital to maintain its operations.  Nonetheless, Licensee is incurring the full financial obligation of this Agreement and Licensor agrees to accept the Initial License Fee in accordance with the payment schedule set forth herein.  All other License Fees required to be paid pursuant to Section 4.1 shall be paid in full on the date due.

(a)	The first three installments of the Initial License Fee shall be paid as follows:

(1)	US$10,000.00 due on the Effective Date;

(2)	US$5,000.00 due on July 15, 2010; and

(3)	US$5,000.00 due on September 1, 2010.

(b)	The remaining balance of US$40,000.00 of the Initial License Fee shall be paid in the amount of $5,000.00 per month due the first of each month beginning on October 1, 2010, until the earlier of:

(1)
Licensee successfully obtains additional capital for its operational expenses.  At such time, the Initial License Fee payments to Licensor shall increase from US$5,000.00 per month to US$10,000.00 per month, due on the first of each month until the balance of the Initial License Fee is paid in full.

(2)	May 1, 2011.

(c)
Licensee agrees to use its best efforts to obtain additional capital for its operational expenses as expeditiously as possible and agrees to keep Licensor informed of its progress to obtain such funding.

4.3. Stock Compensation.  The Company further agrees to compensate Licensor for the Initial Term and each Additional Term in restricted shares of the Company’s Common Stock (“Stock Compensation”).  The Company shall compensate Licensor for the Initial Term in an amount equal to $50,000.00 of the Company’s Common Stock, par value $.001 per share (the “Shares”).  The actual number of Shares to be paid to Licensor for the Initial Term shall be calculated by the average value of the Shares during the month immediately preceding the Effective Date.  The Company shall compensate Licensor for each Additional Term in an amount equal to $30,000.00 of the Shares.  The actual number of Shares to be paid to Licensor for each Additional Term shall be calculated by the average value of the Shares during the month immediately preceding the effective date of each Additional Term.  Further:

(a)	On the Effective Date, Licensor agrees to execute the Investor Representation Letter attached hereto as Exhibit A. Upon such execution, the Shares shall be issued.

(b)	Licensor agrees to deposit the Shares in a brokerage account with the same brokerage firm that holds the Company’s security interests.

(c)
Licensor agrees not to offer, sell, contract to sell, grant an option to sell, transfer or otherwise dispose of, directly or indirectly, the Shares, unless and until Licensor satisfies the applicable requirements under Rule 144 of the Securities Act of 1933.

4.4. Excessive API Usage.  Licensee is allocated up to an average of 100,000 API calls per month.

(a)
In the event API Calls from Licensee to the API exceed an annual monthly average of 100,000 API Calls for the Initial Term or any Additional Term, Licensee shall pay to Licensor an additional $25,000.00 license fee in a cash payment (“Additional License Fee”).

(b)
In the event Licensor’s equipment, including but not limited to, servers, networking equipment, firewalls, power or bandwidth, requires additional capacity due to Licensee’s API Usage, Licensee will be moved to a dedicated API cluster for Licensee’s API Usage only, and Licensee will be responsible for all associated equipment, development, and hosting fees to facilitate service to the API for use by Licensee.

4.5. Data from API.  Licensor shall provide Licensee the Data on the Effective Date.

4.6. Payments Due.  The Initial License Fee is to be paid in accordance with Section 4.2.  Stock Compensation for the Initial Term is due on the Effective Date and upon execution of the Investor Representative Letter attached as Exhibit A.  The License Fee and Stock Compensation for each Additional Term is to be paid in full on the first day of each Additional Term.  Any amounts due from Licensee to Licensor under this Agreement may not be withheld or offset by Licensee for any reason.

4.7. Past Due Amounts. Any undisputed amounts not paid when due shall be subject to a late payment fee from the due date until paid, at a rate equal to ten percent (10%) per month or part thereof or the maximum allowed by law, if less. Licensee agrees to pay to Licensor any and all collection costs incurred by Licensor in collecting late payments, including reasonable attorney’s fees and/or all arbitration costs.

SECTION 5 – REPRESENTATIONS AND WARRANTIES

5.1. Mutual Representations and Warranties.  Each party represents and warrants to the other that (i) it has the legal right and power to enter into this Agreement and to perform fully its obligations hereunder; (ii) this Agreement and the signatories hereto have been duly authorized; (iii) this Agreement is a valid and binding agreement of such party, enforceable in accordance with its terms; and (iv) this Agreement does not violate the terms of any other contract executed by either party.

5.2. Disclaimer. Licensor makes no representation or warranty, either expressed or implied, and no representation or warranty shall be implied, with respect to the License rights granted hereunder.  The License rights granted by Licensor to Licensee hereunder are provided on an “As Is” basis and without warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied.

SECTION 6 – LIMITATIONS ON LIABILITY

6.1. Limitations on Liability. Licensee is solely responsible for using the Data and assumes the entire risk of any such use.  To the maximum extent permitted by law and in no event will Licensor be liable for any injury, liability, or direct, indirect, incidental, special, punitive, exemplary, or consequential damages or other losses of any kind incurred by Licensee, its Customers, or any other third party, whether in tort (including negligence), contract or otherwise, for any claims for such damages, losses or other injuries asserted against such party, relating to, arising out of, or resulting from the exercise by or on behalf of Licensor or Licensee of the rights granted to each party under this Agreement.  The foregoing is without regard to whether or not Licensor shall have been advised of or otherwise might have anticipated the possibility of such damages, losses or other injuries, including without limitation, for lost profits.

6.2. Data Liability.  Licensor will not be liable for losses or damages Licensee may incur due to any errors in pricing, descriptions or any incorrect omissions in the Data, or due to Licensee’s inability to use the Data, API or the System (collectively, the “Data Network”) or any malfunctions in the Data Network or any interruption of business therefrom, including the cost of procuring substitute services.

SECTION 7 – INTELLECTUAL PROPERTY RIGHTS

7.1. Ownership. Licensee and the Company acknowledge and agree that under the terms of this Agreement neither party obtains nor retains any ownership rights in, or title to, the Data or any portion thereof or any Intellectual Property Rights thereto.  All rights in and materials relating to the Data and any Intellectual Property Rights thereto, including, but not limited to, any Confidential Information shall be, and will remain, the property of Licensor.  No implied license or right of any kind is granted to Licensee or the Company hereunder.  Neither Licensee nor the Company shall contest or challenge in any way Licensor’s exclusive right in or to the Data or any Intellectual Property Rights relating thereto.  Neither Licensee nor the Company shall register or apply for registration of any Intellectual Property Rights relating to the Data.  If necessary, in order to ensure that the Intellectual Property Rights inure to the benefit of Licensor, at Licensor’s request and expense, Licensee and/or the Company shall file any documents reasonably requested by Licensor with any state or federal regulatory agencies or other such entities.

SECTION 8 – CONFIDENTIALITY

8.1. Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by both parties, the parties agree that the Receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the Disclosing Party or is otherwise received, accessed or developed by the Receiving Party in the course of performing its obligations under this Agreement.

8.2. Restrictions.  The Receiving Party shall and shall cause its employees engaged in the performance of this Agreement to (i) maintain all Confidential Information in strict confidence; (ii) not use Confidential Information for any purpose inconsistent with the terms and intent of this Agreement; and (iii) not disclose Confidential Information to a third party, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, and employees who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information to perform the Receiving Party’s obligations under this Agreement.

8.3. Licensee Restrictions.  Notwithstanding Section 8.2, Licensee agrees that only Licensee directors, officers, and employees directly engaged in operations related to the performance of Licensee’s obligations under this Agreement shall have access to the Data and (i) such access must be in the capacity of Licensee personnel and (ii) be strictly in accordance with the terms and intent of this Agreement.  For purposes of clarification, shareholders and/or any affiliates of Licensee or the Company may not access the Data, except for such shareholders and affiliates of the Licensee that satisfy the requirements contained in this Section 8.3.

8.4. Confidentiality Material Breach Penalty.  Licensee acknowledges that any disclosure of Confidential Information in violation of Section 8.3 constitutes a Material Breach of this Agreement.  Licensee further acknowledges and agrees that any such Material Breach of Section 8.3 would be egregiously insidious, and that in the event of such Material Breach, Licensor shall be entitled to punitive damages, in addition to any other remedies, in an amount to be determined by an arbitrator pursuant to Section 10.2.

8.5. Security Measures.  Licensee shall take reasonable security measures to prevent the unauthorized copying, use or disclosure of Confidential Information, including the Data.  Licensor reserves the right to use proprietary technologies to protect the Data from automated bots and or data collection technologies.

8.6. Unauthorized Disclosure.  In the event the Receiving Party learns of any unauthorized disclosure or use of the other party’s Confidential Information, the Receiving Party shall promptly notify the other party of such unauthorized disclosure or use and cooperate fully with the other party to protect its information.

8.7. Effect of Termination.  Upon the termination of this Agreement, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party.

SECTION 9 – TERMINATION

9.1. Termination.  This Agreement may be terminated in the following circumstances:

9.2. Material Breach.  Upon any Material Breach of this Agreement by either party (in such capacity, the “Breaching Party”), the other party may terminate this Agreement by providing written notice to the Breaching Party, specifying the Material Breach.  If Licensor is the Breaching Party, Licensor shall be provided with thirty (30) days written notice.  If Licensee is the Breaching Party, Licensee shall be provided with five (5) days written notice.  The termination of the Agreement shall become effective at the end of the applicable notice period unless the Breaching Party cures such breach during the applicable notice period.

9.3. Termination for Insolvency.  Except to the extent prohibited by law, either party may, at its option and without notice, terminate this Agreement, effective immediately, if the other party: (i) admits in writing its inability to pay its debts generally as they become due; (ii) files or has filed against it a petition under any bankruptcy or insolvency law, which petition is not dismissed within sixty (60) days after filing; (iii) has a receiver, liquidator, trustee, or assignee in insolvency covering all or substantially all of such party’s property (which appointment is not vacated within sixty (60) days of the entry of the order of appointment);  (iv) dissolves or liquidates; or (v) makes an assignment for creditors.

9.4. Consequences of Termination.  In the event this Agreement is terminated for any reason, Licensee’s rights under this Agreement will automatically cease and Licensee shall promptly return and certify as returned all Confidential Information, including all Data, belonging to Licensor that is within the possession or control of Licensee.  In no case, shall Licensee use the Data or access or seek to access the API, following termination of this Agreement.

SECTION 10 – DISPUTE RESOLUTION

10.1. Peaceful Resolution.  Notwithstanding anything herein to the contrary, in the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall endeavor to settle those conflicts amicably between the parties.  Should the parties fail to agree, the parties or their representatives with full settlement authority shall meet personally within twenty (20) days of a request by either party for such a meeting.

Such request shall identify the nature of the disagreement or dispute and shall state the position thereon of the requesting party.  Such meeting shall be during normal business hours and at a location within fifty (50) miles of Phoenix, Arizona, or elsewhere by agreement of the parties. In the event the parties fail to agree on a time, it shall be held at 10 a.m. on the last Business Day that is within twenty (20) days of the aforementioned request.  In the event that the parties fail to resolve the disagreement or dispute at such meeting, they shall conduct a second such meeting, at the same place and same starting time, not later than ten (10) days of the first meeting.

10.2. Arbitration.  If the parties fail to resolve any controversy or claim arising out of or relating to this Agreement, or breach thereof, in accordance with the process set forth in Section 10.1, such dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, except that the provisions in Section 10.1 do not need to be satisfied before proceeding to arbitration pursuant to Sections 2.3, 2.6 and 8.4.  Any judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.   The venue for arbitration shall be Phoenix, Arizona.

10.3. Injunctive Relief.  Notwithstanding anything in this Agreement to the contrary, each party acknowledges and agrees that any breach of any provision of this Agreement may cause immediate and irreparable harm for which there is no adequate remedy at law, and that in the event of such breach the aggrieved party shall be entitled, as an alternative or supplement to arbitration and without waiving any other rights or remedies and without posting any bond or showing actual money damage, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

10.4. Attorneys’ Fees and Costs.  In the event of any dispute arising under this Agreement, the prevailing party shall recover its reasonable costs and expenses, including, without limitation, its attorney’s fees and/or arbitration costs.

SECTION 11 – INDEMNITY

11.1. Indemnity by Licensee.  Licensee shall indemnify, hold harmless and defend Licensor, its officers, employees, and agents, from and against all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of (i) Licensee’s breach of this Agreement or operation of the System; (ii) any modifications of the Data, other than modifications made by Licensor; (iii) use of the Data in combination with any products not provided by Licensor; or (iv) any use of the Data by Licensee, its Customers or any third party using Licensee’s Developer Key.  If Licensor intends to claim indemnification under this Section 11.1, it shall promptly notify Licensee and Licensee shall assume the defense and shall control the defense or disposition of the claim.  Licensor shall have the right to retain its own counsel at its own cost and expense.  Licensor shall cooperate fully with Licensee and its legal representatives in the investigation and defense of any matter giving rise to a claim for indemnification hereunder.

11.2. Indemnity by Licensor.  Licensor shall indemnify, hold harmless and defend Licensee, its officers, employees, and agents, from and against all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of the willful misconduct by Licensor in the performance of this Agreement.  If Licensee intends to claim indemnification under this Section 11.2, it shall promptly notify Licensor and Licensor shall assume the defense and shall control the defense or disposition of the claim.  Licensee shall have the right to retain its own counsel at its own cost and expense.  Licensee shall cooperate fully with Licensor and its legal representatives in the investigation and defense of any matter giving rise to a claim for indemnification hereunder.

11.3. Limitation of Liability. Licensor’s aggregate liability in connection with this Agreement, regardless of the form or action giving rise to such liability whether in contract, tort or otherwise, shall in no event exceed the License Fee  paid by Licensee for the Term during which such liability accrued.  Except as otherwise provided in Sections 2.3, 2.6 and 8.4, and to the extent permitted by law, in no event will Licensee or Licensor be liable for any incidental, indirect, special, punitive, exemplary, or consequential damages of any kind, including without limitation economic damage or lost profits, even if the party has been advised or is aware of the possibility of such damages.

SECTION 12 – MISCELLANEOUS PROVISIONS

12.1. Express Covenant of Good Faith.  The parties mutually agree to act with the utmost good faith towards each other and to act reasonably and prudently at all times in the execution of this Agreement.  Failure of either party to act in accordance with this Section 12.1, constitutes a Material Breach of this Agreement.

12.2. No Competition.  Licensee acknowledges the sensitive nature of Licensor’s proprietary Data and agrees that restrictions regarding competition are reasonably necessary to protect Licensor’s business.  Licensee further acknowledges that the restrictions contained in this Section 12.2 are reasonable and not in contravention of public policy.

(a)	During the Term of this Agreement, Licensee will not do anything directly or indirectly to compete with Licensor’s business, nor will Licensee plan or organize any competitive business activity.

(b)
Following the termination of this Agreement, Licensee will not do anything directly or indirectly to compete with Licensor’s business for a period of five (5) years or the maximum duration permitted by law.

(c)
For purposes of this Section 12.2, Licensor’s business means the calculation and/or derivation of appraisal information, including any form of a used retail value, relating to any of the Blue Book Product Types.

(d)	For purposes of clarification, the use of depreciation trending reports showing Licensee’s Values, but not the Used Retail Values, to any third party, is not a violation of this Section 12.2.

12.3. Assignment.  This Agreement may be assigned in its entirety by either party upon thirty (30) days written notice to the other party.  No partial assignments of this Agreement are permitted.  Each party, upon notice to the other party, shall have the right to assign this Agreement to its surviving entity in connection with the sale of substantially all of its assets, or a merger, bankruptcy, consolidation or other corporate reorganization, provided that the receiving party will abide and agree to the terms of this Agreement and shall be liable for all obligations hereunder.

12.4. Audit Rights.  Licensee shall maintain accurate written records of its activities under the terms of this Agreement, including, but not limited to, documentation sufficient to verify the numbers of Customers and Sales Transactions and any reporting errors.  Licensor may audit such records, during normal business hours, to verify Licensee’s compliance with the terms of this Agreement.

12.5. Independent Contractors.  Notwithstanding the Stock Compensation, each of the parties shall be independent contractors and the relationship between the parties shall not constitute a partnership, joint venture or agency.  No party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party.

12.6. Non-Exclusivity.  This is a non-exclusive agreement and no party, by entering into this Agreement, is bound or obligated to acquire similar services solely from, or to provide similar services solely to, the other party.

12.7. Publicity.  The parties shall consult with each other before issuing any press release or making any public statement with respect the relationship of the parties or the terms of this Agreement, and shall not issue any press release or make any public statement regarding the same prior to obtaining the written approval of the other party.

12.8. Survival.  Any termination of this Agreement shall neither affect any accrued rights or liabilities of either party including any License Fees, Stock Compensation or any other fees due or becoming due to Licensor  The provisions of Sections 1, 5, 6, 8, 9, 10, 11 and 12 shall survive termination or expiration of this Agreement in accordance with their terms.

12.9. Violations.  In the event one party becomes aware of a breach of any part of this Agreement, the party shall promptly notify the other party in writing pursuant to Section 12.14 and shall take prompt reasonable actions to remedy such violation.

12.10. Waiver.  The waiver by either party hereto of (i) any right hereunder; (ii) the failure to perform; or (iii) a breach by the other party, shall not be deemed a waiver of any other right hereunder, or of any other breach or failure by said other party whether of a similar nature or otherwise.

12.11. Force Majeure.  Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to:  Acts of God; acts, regulations or laws of any government; strikes or the concerted acts of workers; fires; floods; explosions; riots; wars; rebellion; and sabotage.  Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

12.12. Governing Law.  This Agreement shall be governed by the laws of the State of Arizona, without regard to the conflicts of law rules of such State.

12.13. Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.14. Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one party to the other shall be in writing, delivered personally, by facsimile, or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as may be designated in writing by the parties from time to time. Notice shall be deemed given when delivered in person; one Business Day after being sent by facsimile with automated confirmation of transmission or by reputable overnight carrier with delivery confirmation; or three Business Days after being sent by U.S. Mail, by certified or registered mail, postage prepaid, return receipt requested.

If to Licensor:	UsedPrice.com, L.L.C. 14555 N. Scottsdale Rd., Suite 330 Scottsdale, AZ 85254 Facsimile: 480.951.1117 Attention: Rob Rohrs

If to Licensee:	YouChange, Inc. 7154 E. Stetson Dr., Suite 330 Scottsdale, AZ 85251 Facsimile: 866.536.4044 Attention: Jeffrey Rassas

12.15. Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions related thereto, whether written or oral.  This Agreement may be amended, or any term herein modified, only by a written instrument duly executed by all parties.

12.16. Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, such provision shall be severed and shall be inoperative.  The remainder of this Agreement shall remain operative and binding on the parties.  The parties hereto shall substitute, by mutual consent, valid provisions for any such severed provisions.

12.17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.18. Nature of Agreement.  All parties have participated in the review and negotiation of this Agreement and they direct that no party shall be subject to any rule of law that construes or tends to construe an agreement or the provisions therein against its drafter.  Each party has reviewed the terms and conditions hereof and has determined that such provisions are suitable for its business, and each has had an ample opportunity to consider whether to accept this Agreement.  Each party has relied on its business judgment in entering into this Agreement and it is the intent of the parties that the contractual allocations of risk and reward as set forth herein shall not be disturbed or overturned by any tribunal based on any extra-contractual considerations.  No party shall assert any argument contrary to these provisions in any forum.

  Remainder of this page has been intentionally left blank.
Signature page follows.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date

USEDPRICE.COM, L.L.C.		YOUCHANGE, INC.
By:		By:
	(Authorized Signature)		(Authorized Signature)

Name:		Name:
	(Print or Type Name)		(Print or Type Name)

Title:		Title:

YOUCHANGE HOLDINGS CORP

By:
(Authorized Signature)

Name:
(Print or Type Name)

Title:

EXHIBIT A

INVESTOR REPRESENTATION LETTER

This Investor Representation Letter is dated effective this __ day of July 2010.  YouChange Holdings Corp, formerly known as BlueStar Financial Group, Inc., a Nevada corporation (the “Company”), and its wholly-owned subsidiary YouChange, Inc., an Arizona corporation, have entered into a Data and Proprietary License Agreement with UsedPrice.com, L.L.C., Inc., an Arizona limited liability company (“Licensor”), dated July __, 2010 (the “Agreement”) with regard to the licensing of certain proprietary information as set forth in the Agreement.  Pursuant to the Agreement, the Company agrees to compensate Licensor for the License, in part, by issuing restricted shares of the Company’s Common Stock, par value $.001 per share (the “Shares”) on the terms and conditions set forth in the Agreement.

As a condition to the Company issuing the Shares to Licensor, Licensor represents and warrants as follows:

(a)           Respecting the Company, its business, plans and financial condition, and any other matters relating to issuance of the Shares, Licensor has received all materials that have been requested by Licensor including copies of the most recent report filed by the Company with the Securities and Exchange Commission on Form 10-K for the year ending June 30, 2009 and on Form 10-Q for the interim period ending March 31, 2010; has had a reasonable opportunity to ask questions of the Company and its representatives; and the Company has answered all such questions of Licensor or Licensor’s representatives.  The Company undertakes no obligation to update, review or revise any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions, circumstances or assumptions on which any such statements are based.  Licensor has had access to all additional information necessary to verify the accuracy of the information set forth in the Agreement and any other materials furnished therewith, and has taken all the steps necessary to evaluate the merits and risks of an investment as proposed hereunder.

(b)           Licensor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Act”), and Licensor is experienced in evaluating and investing in newly organized technology companies, such as the Company.  Licensor has such knowledge and experience in financial and business matters to enable Licensor to evaluate the merits and risks of an investment in the Shares, to make an informed investment decision with respect thereto, and can afford to bear such risks, including, without limitation, the risks of losing its entire investment in the Shares.

(c)           Licensor acknowledges, agrees and recognizes that neither the Company nor any of its affiliates or agents or consultants have made any representation or warranty concerning the Company’s financial results, upon which Licensor is relying in accepting the issuance of the Shares.  Licensor is subscribing for the Shares based solely upon Licensor’s own independent analysis of the Company’s business and the historical financial information provided.

(d)           Licensor is aware that the Shares have not been registered under the Act, that the Shares will be issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by Licensor in this Investor Representation Letter.  Licensor acknowledges that Licensor has been informed by the Company, or is otherwise familiar with, the nature of the limitations imposed by the Act (and applicable state securities laws) and the rules and regulations thereunder on the transfer of securities.  In particular, Licensor agrees that no sale, assignment or transfer of any of the Shares shall be valid or effective, and the Company shall not be required to give any effect to such sale, assignment or transfer, unless (i) such sale, assignment or transfer is registered under the Act (and applicable state securities laws), it being understood that the Shares are not currently registered for sale and that the Company has no obligation or intention to so register the Shares, except as contemplated hereunder; or (ii) the Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 of the Act (“Rule 144”), it being understood that Rule 144 is not available at the present time for the sale of the Shares; or (iii) such sale, assignment or transfer is otherwise exempt from the registration under the Act (and applicable state securities laws).   Licensor further understands that an opinion of counsel and other documents may be required to transfer the Shares.  Licensor acknowledges that the certificates evidencing the Shares shall bear the following, or a substantially similar legend, and such other legends as may be required by state blue-sky laws:

The securities represented by this certificate have not been registered under the Securities Act of 1933, or any state securities laws and neither such securities nor any interest therein may be offered, sold, pledged, assigned or otherwise transferred unless (1) a registration statement with respect thereto is effective under the Act and any applicable state securities laws, or (2) the Company receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to the Company, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Act or applicable state securities laws.

(e)           Licensor is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting participations therein.

(f)           Licensor acknowledges that a limited trading market for the Shares presently exists; it is uncertain that a more active market for the Shares will develop in the future; and that Licensor may find it impossible to liquidate the investment at a time when it may be desirable to do so, or at any other time.

(g)           Licensor is not subscribing for the Shares because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or internet site or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or a subscription by a person other than a representative of the Company.

(h)           Licensor is not relying on the Company with respect to the tax and other economic considerations of an investment in the Shares.

(i)           Licensor acknowledges that the representations, warranties and agreements made by Licensor herein shall survive the execution and delivery of this Investor Representation Letter.

(j)           All actions (if any) on the part of Licensor necessary for the authorization, execution, delivery and performance by Licensor of this Investor Representation Letter have been taken, and this Agreement constitutes a valid and binding obligation of Licensor, enforceable in accordance with its terms.

(k)           There are no registration rights for the Shares.

USEDPRICE.COM, L.L.C.
By:
(Authorized Signature)

Name:
(Print or Type Name)

Title: